Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD) iShares Core Total USD Bond Market ETF (ISHIUSB)
BlackRock 2022 Global Income Opportunity Trust (BGIO)
BlackRock Low Duration Bond Portfolio (BR-LO)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
GuideStone Funds Low Duration Bond Fund (GUIDE)
CoreAlpha Bond Master Portfolio (MIP_CORA)
Advanced Series Trust - AST BlackRock Low Duration Bond Portfolio (SMF_PRULO) UBS PACE Intermediate Fixed Income Investments Portfolio (UBS-PACE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
08-17-2017

Security Type:
BND/CORP


Issuer
IPALCO Enterprises, Inc. (2024)

Selling
Underwriter
Morgan Stanley & Co. LLC

Affiliated
Underwriter(s)

[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)

Morgan Stanley & Co. LLC, PNC Capital
Markets LLC, SunTrust Robinson Humphrey,
Inc., U.S. Bancorp Investments, Inc., BMO
Capital Markets Corp., Fifth Third
Securities, Inc., The Huntington
Investment Company


Transaction Details

Date of Purchase
08-17-2017


Purchase
Price/Share
(per share / %
of par)
$99.901

Total
Commission,
Spread or
Profit
0.875%


1.	Aggregate Principal Amount Purchased
(a+b)
$30,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$11,903,000

b. Other BlackRock Clients
$18,097,000

2.	Aggregate Principal Amount of
Offering
$405,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.07407




Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO

The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO

No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by: Dillip Behera
Date: 08-21-2017
Global Syndicate Team Member




Approved by: Steven DeLaura
Date: 08-21-2017
Global Syndicate Team Member